UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 13, 2004 (December 8, 2004)

CRESTED CORP.
(Exact Name of Company as Specified in its Charter)

Colorado	0-8773	84-0608126
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year, if Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1: Registrant’s Business and Operations

Item 1.01.    Entry into a Material Definitive Agreement

On December 8, 2004, U.S. Energy Corp. and its majority-owned subsidiary Crested Corp. entered into a Purchase and Sale Agreement (the “agreement”) with Bell Coast Capital Corp. (“BCCC”), a British Columbia corporation (TSX-V “BCP-V) for the sale to BCCC of an undivided 50% interest in uranium properties and mines held by the registrant and U.S. Energy Corp. The properties, known as the Sheep Mountain properties, are located in south-central Fremont County, Wyoming, and contain uranium deposits, shafts for underground mining, head frames, open pits from previous mining operations, tunnels, roads, buildings, equipment and utilities. The agreement is subject to approval by the TSX Venture Exchange (“TSX-V”), which must be obtained by April 29, 2005. A summary of certain provisions in the agreement follows.

The initial purchase price for the 50% interest in the properties is $4,050,000 and 4,000,000 shares of common stock of BCCC, payable by installments. All amounts are stated in US dollars.

Initial cash and equity purchase price:

October 29, 2004	$175,000	Non-refundable deposit against execution of the definitive agreement.

November 29, 2004	$175,000	Paid into escrow and to be released five days after TSX-V approval of the agreement.

June 29, 2005	$500,000	and 1,000,000 common shares of BCCC stock subject to TSX-V regulations.

June 29, 2006	$800,000	and 750,000 common shares of BCCC stock subject to TSX-V regulations.

December 29, 2006	$800,000	and 750,000 common shares of BCCC stock subject to TSX-V regulations.

June 29, 2007	$800,000	and 750,000 common shares of BCCC stock subject to TSX-V regulations.

December 29, 2007	$800,000	and 750,000 common shares of BCCC stock subject to TSX-V regulations
Total	$4,050,000	4,000,000 common shares of BCCC

Upward adjustment to initial cash purchase price:

The cash portion of the initial purchase price will be increased by $3,000,000 (in two $1,500,000 installments) after the uranium oxide price (long term indicator) is at or exceeds $30.00/lb for four consecutive weeks (the “price benchmark”). If the price benchmark is attained on or before April 29, 2006, the first installment will be due six months after price attainment (but not before April 29, 2006). If

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the price benchmark is attained after April 29, 2006, the first installment will be due six months after attainment. In either event, the second installment will be due six months after the first installment is due. These payment obligations will survive closing of the purchase of the 50% interest in the properties; if the installments are not timely paid, BCCC will forfeit all of its 50% interest in the properties, and in the joint venture to be formed.

Assumption of reclamation liabilities, and sharing of holding costs:

U.S. Energy Corp./Crested, and BCCC, will each be responsible for paying 50% of (i) current and future Sheep Mountain reclamation costs in excess of $1,600,000, and (ii) all costs to maintain and hold the properties.

Closing of agreement and formation of joint venture:

Closing of the agreement is required on or before December 29, 2007, with BCCC’s last payment of the initial purchase price (plus, if applicable, the increase in the cash portion). At the closing, BCCC will contribute its 50% interest in the properties, and U.S. Energy and Crested will contribute their aggregate 50% interest in the properties, to a joint venture, wherein BCCC and U.S. Energy/Crested each will hold a 50% interest. The joint venture generally will cover uranium properties in Wyoming and other properties identified in U.S. Energy’s and Crested’s uranium property data base, but excluding the Green Mountain area and Kennecott’s Sweetwater uranium mill, the Shootaring Canyon uranium mill in southeast Utah (and properties within ten miles of that mill), and properties acquired in connection with a future joint venture involving that mill.

BCCC will contribute $10,000,000 to the joint venture (at $500,000 for each of 20 exploration projects). U.S. Energy Corp./Crested, and BCCC, each will be responsible for 50% of costs on each project in excess of $500,000.

Termination of agreement:

BCCC may terminate the agreement before closing, in which event BCCC (i) would forfeit all payments made to termination date, and (ii) be relieved of its share of reclamation liabilities existing at December 8, 2004.

Section 9: Financial Statements and Exhibits

Item 9.01.    Financial Statements and Exhibits - Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: December 13, 2004	By:	/s/ John L. Larsen
John L. Larsen, Chairman

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